EXHIBIT 11

                                            AST RESEARCH, INC.
                                     COMPUTATION OF NET INCOME PER SHARE
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	                                             Quarter Ended	                Six Months Ended
				                 ---------------------             -------------------------
		                                 Jan. 1,      Jan. 2,	           Jan. 1,	   Jan. 2,
(In thousands, except per share amounts)	   1994	        1993	             1994	     1993
- ------------------------------------------------------------------------------------------------------------
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Primary earnings per share

Shares used in computing primary
 earnings per share:
    Weighted average shares of
     common stock outstanding		         31,659	      31,203		   31,625	   31,073
    Effect of stock options treated as
     equivalents under the treasury
     stock method		                    795		 690		      603	      653
                                               --------     --------             --------        --------
     Weighted average common
      and common equivalent
      shares outstanding		         32,454	      31,893		   32,228	   31,726
                                               --------     --------             --------        --------
Net income	      			       $ 17,933	    $ 14,581	         $ 26,165	 $ 22,222
                                               --------     --------             --------        --------
Earnings per share - primary	               $    .55	    $	 .46	         $    .81	 $    .70
                                               ========     ========             ========        ========


Fully diluted earnings per share

Shares used in computing fully diluted
 earnings per share:
    Weighted average shares of
     common stock outstanding		         31,659	      31,203		   31,625	   31,073
    Effect of stock options treated as
      equivalents under the treasury
      stock method		                    890		 786		      715	      705
    Shares assumed issued on conversion
      of Liquid Yield Option Notes		    855		   -		      855		-
                                               --------     --------             --------        --------
Total fully diluted shares outstanding		 33,404	      31,989	           33,195	   31,778
                                               --------     --------             --------        --------

Net income - fully diluted earnings per share:
   Net income - primary earnings per share     $ 17,933	    $ 14,581	         $ 26,165	 $ 22,222
   Adjustment for interest on LYONs,
     net of tax		                            176		   -		      176		-
                                               --------     --------             --------        --------
   Adjusted net income - fully diluted
    earnings per share		                 18,109	      14,581		   26,341	   22,222
                                               --------     --------             --------        --------
Net income per share - fully diluted	       $    .54	    $	 .46	         $    .79	 $    .70
                                               ========     ========             ========        ========
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